Exhibit 5

April 1, 2003

Schlumberger Limited

153 East 53rd Street, 57th Floor

New York, New York 10022-4624

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Schlumberger Limited, a corporation organized under the laws of the Netherlands Antilles (“Schlumberger”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 9,000,000 shares of common stock, par value $.01 per share, of Schlumberger (the “Shares”) that may be issued pursuant to the Schlumberger 2001 Stock Option Plan (the “Plan”), certain legal matters in connection with the Shares are being passed on for you by me. At your request, this opinion is being furnished for filing as Exhibit 5 to the Registration Statement.

I am a member of the New York bar, and I am not admitted to practice in, nor do I hold myself out as an expert on the laws of, the Netherlands Antilles. I have, however, consulted with the law firm of Smeets Thesseling Van Bokhorst, counsel qualified to practice in the Netherlands Antilles. Insofar as the opinions expressed below involve conclusions as to matters governed by the laws of the Netherlands Antilles, I am relying on the opinion of such counsel.

In my capacity as General Counsel and Secretary of Schlumberger, I am familiar with the Deed of Incorporation and By-Laws of Schlumberger, each as amended to date, have familiarized myself with the matters discussed herein and have examined all statutes and other records, instruments and documents pertaining to Schlumberger and the matters discussed herein that I deem necessary to examine for the purpose of this opinion. I have assumed that all signatures on all documents examined by me are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete.

Based on my examination as aforesaid, I am of the opinion that, following the due authorization of a particular stock option in accordance with the Plan, upon the exercise of such option and the issuance and delivery of the Shares issuable under such option in accordance with the provisions of the Plan and such option, including, without limitation, the payment of the exercise price fixed in such option at least equal to the par value of such Shares, such Shares will have been duly authorized and will be validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Ellen S. Summer, Esq.

Ellen S. Summer, Esq.